  EXHIBIT 21.1

Subsidiaries of the Registrant

Upexi Holdings, LLC	Delaware Limited Liability Company
Upexi CP, LLC	Delaware Limited Liability Company
Upexi Pet Products, LLC	Delaware Limited Liability Company
MW Products, Inc.	Nevada Corporation
Prax Products, LLC	Florida Limited Liability Company
Upexi Enterprise, LLC	Delaware Limited Liability Company
Upexi Property & Assets, LLC	Delaware Limited Liability Company
Upexi Development and Marketing, LLC	Delaware Limited Liability Company
Upexi Distribution Management, LLC	Delaware Limited Liability Company
Upexi Distribution, LLC	Delaware Limited Liability Company
Gummy Labs, LLC	Delaware Limited Liability Company
Upexi 17129 Florida, LLC	Delaware Limited Liability Company